Exhibit 3.1(i)


         FILED
   IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
    STATE OF NEVADA

      JAN 08 1998

      NO. C-353-98
    ---------------
   /s/ Dean Heller

DEAN HELLER, SECRETARY OF STATE


                            ARTICLES OF INCORPORATION

                                       OF

                           KAZARI INTERNATIONAL, INC.

     I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

                                  ARTICLE I.
                                     NAME

     The name of this corporation is Kazari International, Inc.

                                  ARTICLE II.
                         AGENT FOR SERVICE OF PROCESS

     The name of this corporation's initial agent in the State of Nevada for service of process is CSC Services of Nevada, Inc. The address of the agent is 502 East John Street, Carson City, Nevada 89706.

                                 ARTICLE III.
                                     STOCK

     The corporation is authorized to issue only one class of shares of stock, to be known as "common stock." The total number of shares that the corporation is authorized to issue is Forty Million (40,000,000), all of which are of a par value of $.001 each.

                                  ARTICLE IV.
                                   DIRECTORS

     The governing board of the corporation shall be styled as a "Board of Directors," and any member of the Board shall be styled as a "Director."

     The number of members constituting the first Board of Directors of the corporation is two (2). The names and post office boxes or street addresses, either residence or business, of said members are as follows:

                   Name                                Address
                   ----                                -------

                   T.F. Fred Tham                    1304 Pik Hoi House
                                                     Choi Hung Estate
                                                     Kowloon, Hong Kong

                   Terry Woo                         745 E. 50th Ave.
                                                     Vancouver, B.C.
                                                     Canada V5X 1B4


     The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

                                   ARTICLE V.
                        LIMITATION OF DIRECTOR LIABILITY

     The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permissible under the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

                                   ARTICLE VI.
                                 INDEMNIFICATION

     The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented (the "Law"), indemnify any and all persons whom it shall have power to indemnify under the Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


                                   ARTICLE I
                                  INCORPORATOR

     The name and post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

                  Name                         Address
                  ----                         -------

                  Kellie E. Davidson           c/o Jones, Day, Reavis & Pogue
                                               555 West 5th Street, Suite 4600
                                               Los Angeles, California 90013

     IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on January 8, 1998.



                                                --------------------------------
                                                Kellie E. Davidson, Incorporator

                                  [LETTERHEAD]

                            CERTIFICATE OF ACCEPTANCE
                                OF APPOINTMENT BY
                                 RESIDENT AGENT


In the matter of
                    KAZARI INTERNATIONAL, INC.
------------------------------------------------------------------------------
                       Name of Corporation


I, CSC SERVICES OF NEVADA, INC. with address at Suite F
   ----------------------------               ------------------------,
     Name of Resident Agent


Street  502 E JOHN ST
----------------------------------------------------------------------,

City of CARSON CITY, State of Nevada, Zip Code 89706
       -------------                         -------------------------,

hereby accept appointment as resident agent of the above-named corporation in accordance with NRS 78.090.

(mailing address if different:                                          )
                              ----------------------------------------

    JAN 8      1998       BY: /s/ [Illegible]
--------------   --     -----------------------------------------------
                              Signature of Resident Agent

NRS 78.090. Except during any period of vacancy described in NRS 78.097, every corporation must have a resident agent, who may be either a natural person or a corporation, resident, or located in this state. Every resident agent must have a street address, where he maintains an office for the service of process, and may have a separate mailing address such as a Post Office Box, which may be different from the street address. The address of the resident agent is the registered office of the corporation in this state. The resident agent may be any bank or banking corporation or other corporation located and doing business in this state. The Certificate of Acceptance must be filed at the time of the initial filing of the corporate papers.